Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 132 to the Registration Statement on Form N-1A of Fidelity Advisor Series I: Fidelity Real Estate High Income Fund of our report dated January 25, 2013 on the financial statements and financial highlights included in the November 30, 2012 Annual Report to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts January 25, 2013